Exhibit 99.1

Interpace Biosciences Announces Third Quarter 2020 Financial and Business Results and Completion of $5 Million Bridge Loan

●	Third Quarter Net Revenue of $8.2 Million Up 7% vs Prior Year; Third Quarter Year to Date Net Revenue of $22.8 Million Up 14% vs Prior Year
●	Estimates Fourth Quarter Net Revenue range of $9.0 million - $10.0 million
●	Realized Reimbursement on Higher ThyGeNEXT Pricing in January
●	Closed $5 Million Bridge Loan Agreement with Existing Private Equity Investors and terminated the SVB credit facility
●	Cash balance as of January 15, 2021 was $6.1 million net of restricted cash

Conference Call and Webcast Thursday January 21, 2021 at 4:30 pm ET

PARSIPPANY, NJ, January 20, 2021 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (Nasdaq: IDXG) today announced financial results for the fiscal quarter ended September 30, 2020 and provided a business and financial update.

Thomas Burnell, President and CEO of Interpace commented, “We were pleased to see improvement in clinical volumes in Q3 as the Company continued to recover from the effects of the pandemic. We exceeded the net revenue guidance previously provided, driven by higher molecular test volume, higher reimbursement rates and realization of our ThyraMIR® price increase in the third quarter. In January, we began to realize reimbursement on the Medicare ThyGeNEXT® price increase. We experienced improved business trends through the third quarter and into the fourth quarter; we currently expect Fourth Quarter Net Revenue to be in the range of $9 million to $10 million, subject to review and audit. However, in December and January we are seeing lower testing volume due to increased COVID cases.”

Mr. Burnell continued, “Additionally, we are pleased to announce that on January 7th we successfully closed on a $5 million secured bridge loan with our existing equity investors, Ampersand Capital Partners and 1315 Capital Partners, which further demonstrates their commitment as a strategic partner to the Company. Concurrently, we terminated our credit facility with Silicon Valley Bank, which had no borrowing availability. As of January 15th we had a cash balance of $6.1 million, net of restricted cash.”

Fred Knechtel, CFO of Interpace added, “It is also important to note that we have successfully transitioned the testing capabilities from our Rutherford, New Jersey facility to our Morrisville, North Carolina facility. The North Carolina facility offers an end to end solution, all under one roof, allowing for optimization and efficiency in supporting our pharma and CRO partners. We will vacate the Rutherford facility by the end of March.”

Third Quarter 2020 Financial Performance as Compared to the Third Quarter of 2019

●	Net Revenue was $8.2 million, an increase of 7% versus third quarter 2019.

●	Gross Profit was 37% for both the third quarter 2020 and 2019.

●	Loss from Continuing Operations was $(6.2) million vs $(7.4) million in the third quarter 2019.

●	Adjusted EBITDA was $(2.9) million vs $(4.2) million in the third quarter 2019.

●	September 30, 2020 cash balance was $5.3 million.

Year to Date Third Quarter 2020 Financial Performance as Compared to Year to Date Third Quarter 2019

●	Net Revenue was $22.8 million, an increase of 14% versus prior year and included pharma services revenue starting third quarter 2019.

●	Gross Profit was 33% as compared to 48% for the first nine months of 2019 due principally to lower margins associated with pharma services in 2020.

●	Loss from Continuing Operations was approximately $(18.1) million as compared to $(16.0) million for the prior year to date period.

●	Adjusted EBITDA was $(11.3) million as compared to $(7.4) million for the prior year to date period.

Recent Clinical and Reimbursement Highlights

We continue to generate and publish clinical evidence related to our key products, including ThyGeNEXT® and ThyraMIR® and PancraGEN® as well as our pipeline product, BarreGEN®.

Reimbursement expansion for our clinical services through 2020 is as follows:

●	In December 2020, we executed an agreement with Regence Blue Cross Blue Shield of Washington State, Utah, Oregon, and Idaho.

●	In December 2020, we executed an agreement with HealthNow New York, parent company of Blue Cross Blue Shield of Western New York, and Blue Cross Blue Shield of Northeastern New York.

●	In December, 2020, we executed an agreement with Florida Blue/Blue Cross Blue Shield of Florida, which was effective January 1, 2021.

●	In December 2020, Medicare increased pricing for our ThyGeNEXT® test from $600 to $2,900. We began realizing reimbursement at the higher rate starting in January 2021.

Form 10-K/A and Form 10-Q/A Restatements

On January 19th, the Company filed an amended Form 10-K for the fiscal year ended December 31, 2019 and two amended Form 10-Q’s for the quarters ended March 31, 2020 and June 30, 2020, which reflected restated financial statements in connection with our previously announced non-cash impairment charge of approximately $11.6 million and amortization expenses of approximately $6 million recorded for an intangible asset which impacted Fiscal Years 2014 through 2019 and the first two quarters of 2020.

Nasdaq Update

We submitted a remediation plan to Nasdaq in December as a result of our failure to meet the Nasdaq minimum stockholder’s equity requirement of $2.5 million as of June 30, 2020; however, there can be no assurances that our remediation plan will be approved or that we will be successful in remediating the deficiency particularly in light of our increased stockholder’s equity deficit resulting from the impairment charge.

CONFERENCE CALL INFORMATION

Interpace will hold a conference call and Webcast on Thursday, January 21, 2021, at 4:30 pm ET. Details are as follow:

Date and Time: Thursday, January 21, 2021 at 4:30 pm ET

Dial-in Number (Domestic): +1 (877) 407-9716

Dial-in Number (International): +1 (201) 493-6779

Confirmation Number: 13714992

Webcast Access: http://public.viavid.com/index.php?id=143006

The webcast replay will be available on the Company’s website approximately two hours following completion of the call and archived on the Company’s website for 90 days.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has four commercialized molecular tests and one test in a clinical evaluation process (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a clinical evaluation program (CEP) whereby we gather information from physicians using BarreGEN® to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advances personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, while also improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements including, but not limited to, the adverse impact of the COVID-19 pandemic on the Company’s operations and revenues, the substantial doubt about the Company’s ability to continue as a going concern, the possibility that the Company’s estimates of future revenue may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business, the Company’s ability to repay its $5M secured bridge loan, the Company’s ability to maintain its Nasdaq listing in light of its failure to meet minimum stockholder equity requirements as of June 30, 2020, as well as the increased difficulty in meeting the minimum stockholders’ equity requirement as a result of the impairment charge, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect, and the Company’s ability to remediate material weaknesses in internal controls. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s most recent Annual Report on Form 10-K filed on April 22, 2020, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Edison Group

Joseph Green/ Megan Paul

(646) 653-7030/7034

jgreen@edisongroup.com/mpaul@edisongroup.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenue, net	$8,248	$7,725	$22,752	$20,005
Cost of revenue	5,194	4,835	15,156	10,489
Gross Profit	3,054	2,890	7,596	9,516

Sales and marketing	2,699	2,757	6,776	8,127
Research and development	763	857	2,123	2,032
General and administrative	4,482	4,492	13,481	9,613
Acquisition related expense	-	838	-	2,534
Acquisition amortization expense	1,115	1,079	3,346	2,874
Total operating expenses	9,059	10,023	25,726	25,180

Operating loss	(6,005)	(7,133)	(18,130)	(15,664)
Interest accretion	(138)	(111)	(414)	(331)
Other income, net	(12)	(135)	473	(12)
Loss from continuing operations before tax	(6,155)	(7,379)	(18,071)	(16,007)
Provision for income taxes	14	9	43	19
Loss from continuing operations	(6,169)	(7,388)	(18,114)	(16,026)

Loss from discontinued operations, net of tax	(65)	(58)	(194)	(51)

Net loss	(6,234)	(7,446)	(18,308)	(16,077)
Less adjustment for preferred stock deemed dividend	-	-	(3,033)	-
Less dividends on preferred stock	-	(75)	-	(75)
Net loss attributable to common stockholders	$(6,234)	$(7,521)	$(21,341)	$(16,152)

Basic and diluted loss per share of common stock:
From continuing operations	$(1.53)	$(1.95)	$(5.25)	$(4.34)
From discontinued operations	(0.01)	(0.02)	(0.05)	(0.01)
Net loss per basic share of common stock	$(1.54)	$(1.97)	$(5.30)	$(4.35)

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,038	3,820	4,025	3,717
Diluted	4,038	3,820	4,025	3,717

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	September 30,	December 31,
	2020	2019
Cash and cash equivalents	$5,308	$2,321

Total current assets	17,632	16,510
Total current liabilities	15,601	17,292

Total assets	50,701	51,540
Total liabilities	25,963	29,847
Total stockholders’ equity	(21,798)	(4,479)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Nine Months Ended
	September 30,
	2020	2019
Net loss	$(18,308)	$(16,077)

Net cash used in operating activities	$(12,395)	$(12,556)
Net cash used in investing activities	(1,275)	(13,921)
Net cash provided by financing activities	16,657	22,767
Change in cash and cash equivalents	2,987	(3,710)
Cash and equivalents, Beginning	2,321	6,068
Cash and equivalents, Ending	$5,308	$2,358

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, receipt of stimulus grants, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Loss from continuing operations (GAAP Basis)	$(6,169)	$(7,388)	$(18,114)	$(16,026)
Bad debt expense	-	-	250	499
Acquisition related expense	-	838	-	2,534
Receipt of HHS stimulus grant	-	-	(650)	-
Transition expenses	687	836	798	836
Legal and professional services	495	-	495	-
Depreciation and amortization	1,394	1,158	4,102	3,164
Stock-based compensation	563	211	1,381	1,247
Taxes	14	9	43	19
Accretion expense	138	111	414	331
Mark to market on warrant liability	(13)	10	(62)	(35)
Adjusted EBITDA	$(2,891)	$(4,215)	$(11,343)	$(7,431)